AGREEMENT TO EXTEND EXPENSE LIMITATION AGREEMENT

The Stewart Capital Mutual Funds, on behalf of its series, the Stewart Capital Mid Cap Fund, and Stewart Capital Advisors, LLC hereby agree to renew and extend the Expense Limitation Agreement,  originally agreed to by the parties on November 21, 2006, for the period May 1, 2012 through April 30, 2013 subject to the same terms and conditions described therein.

AGREED on this the 21st day of February, 2012

STEWART CAPITAL MUTUAL FUNDS

/s/ Malcolm Polley
By:	Malcolm Polley
Its:	President

STEWART CAPITAL ADVISORS, LLC

/s/ Malcolm Polley
By:	Malcolm Polley
Its:	President